Exhibit 99.1

C.H. Robinson Worldwide, Inc.

8100 Mitchell Road, Suite 200

Eden Prairie, Minnesota 55344

Chad Lindbloom, VP and chief financial officer (952) 937-7779

Angie Freeman, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS SECOND QUARTER RESULTS

MINNEAPOLIS, July 22, 2003—C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW), today reported financial results for the three months and six months ended June 30, 2003.

For the second quarter of 2003, gross profit increased 11.9 percent to $136.0 million from $121.6 million in 2002. Income from operations increased 12.6 percent to $46.2 million from $41.0 million in 2002. Net income increased 14.9 percent to $29.0 million from $25.2 million in 2002. Basic net income per share increased 13.3 percent to $0.34 from $0.30 per share in 2002. Diluted net income per share increased 17.2 percent to $0.34 from $0.29 per share in 2002.

For the six months ended June 30, 2003, gross profit increased 14.4 percent to $269.1 million from $235.2 million in 2002. Income from operations increased 19.8 percent to $89.6 million from $74.8 million in 2002. Net income increased 21.1 percent to $55.8 million from $46.0 million in 2002. Basic net income per share increased 20.0 percent to $0.66 from $0.55 per share in 2002. Diluted net income per share increased 20.4 percent to $0.65 from $0.54 per share in 2002.

“Our core truck business continued to turn in solid results, and our other modes again made significant contributions to our double-digit gross profit growth this quarter. We believe this shows how our flexible, mode-neutral menu of services enables us to succeed in volatile freight and economic environments,” said John P. Wiehoff, chief executive officer of C.H. Robinson.

For the second quarter, total Transportation gross profit increased 12.7 percent. The increase in our truck transportation business of 10.0 percent was driven by volume growth in both truckload and less-than-truckload transactions and an increase in profit per transaction in our truckload business. Our truckload profit per transaction increased slightly compared to the second quarter of 2002, when our margins declined due to market conditions in parts of the country. Our profit per transaction in the second quarter of 2003 was consistent with historical levels for this period.

Our intermodal gross profit growth of 41.5 percent in the second quarter of 2003 was the result of increased volumes and margin expansion. Volume growth was driven by our aggressive sales efforts, and customers’ greater confidence in intermodal service levels and their increased focus on cost savings. Gross profit per transaction in our intermodal business increased largely due to the mix of freight.

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C.H. Robinson Worldwide, Inc.

July 22, 2003

Our combined air and ocean gross profits increased 22.4 percent this quarter compared to the second quarter of 2002. We opened an office in Hong Kong during the second quarter of 2002, and that office was a significant contributor to the increase in these modes. New customers also contributed to our international forwarding growth.

Miscellaneous transportation gross profit consists of customs brokerage fees, transportation management fees, warehouse and cross-dock services, and other miscellaneous transportation related services. The increase of 34.7 percent in the second quarter was driven by an increase in both customs brokerage business and in transportation management fees.

For the second quarter of 2003, Sourcing gross profit increased 5.9 percent. The transition continues in our customer base of this business, which is the buying and selling of fresh fruits and vegetables. We continue to see increases in volume and gross profit in our integrated relationships with large retailers, offset by a decline with our produce wholesale customers.

Information Services is comprised entirely of revenue generated from our subsidiary, T-Chek Systems. For the second quarter of 2003, Information Services gross profit increased 11.6 percent, primarily due to transaction growth. Following industry trends,

T-Chek changed its pricing during the first quarter of 2002, which generated additional gross profit growth through the first quarter of 2003. Our growth rate in the second quarter of 2003 was no longer impacted by this price change.

Our consolidated headcount increased by 116 to 3,989 during the second quarter, from the first quarter of 2003. Average gross profit per employee, a key management indicator of productivity, increased 7.0 percent in the second quarter of 2003 compared to the second quarter of 2002. Our branch network has been able to leverage growth with fewer people through improved productivity.

Personnel expense as a percentage of gross profit increased in the second quarter of 2003 to 49.8 percent compared to 48.2 percent in the second quarter of 2002. The increase is largely attributable to an accrual for anticipated restricted stock grants in 2003 of approximately 1 million shares. These shares will vest over a five-year period, based on the company’s financial performance. This board-approved program is being created under our existing Omnibus Stock Incentive Plan in order to further align certain employees’ interests towards long-term company growth.

For the quarter, selling, general, and administrative expenses were $22.1 million, an increase of 0.7 percent from $22.0 million in 2002. Increased legal and travel expenses were offset by slight declines in our bad debt, communications and depreciation expense. While many of our expenses are variable, we gain leverage in periods of growth.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest third-party logistics companies in North America. C.H. Robinson is a global provider of multimodal transportation

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C. H. Robinson Worldwide, Inc.

July 22, 2003

services and logistics solutions, serving 15,000 customers through a network of 150 offices in North America, South America, Europe and Asia. C.H. Robinson maintains one of the single largest networks of motor carrier capacity in North America through contracts with more than 20,000 motor carriers, and is one of the largest third-party providers of intermodal services in the United States.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; changing market conditions, competition and growth rates within the third-party logistics industry; availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risk and uncertainties detailed under “Cautionary Statement” in Exhibit 99.1 to C.H. Robinson’s Annual Report on Form 10-K filed on March 17, 2003.

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C. H. Robinson Worldwide, Inc.

July 22, 2003

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Gross revenues and management fees	$935,206	$842,720	$1,751,950	$1,582,751

Gross profits:
Transportation:
Truck	$98,673	$89,724	$199,216	$175,676
Intermodal	7,168	5,066	12,601	9,234
Ocean	5,242	4,301	9,847	8,140
Air	1,056	846	1,827	1,399
Miscellaneous	2,827	2,099	5,459	4,155

Total transportation	114,966	102,036	228,950	198,604
Sourcing	13,787	13,018	25,608	24,342
Information services	7,272	6,516	14,558	12,221

Total gross profits	136,025	121,570	269,116	235,167

Operating costs and expenses:
Personnel expenses	67,747	58,634	134,966	117,520
Selling, general and administrative expenses	22,126	21,965	44,538	42,838

Total operating costs and expenses	89,873	80,599	179,504	160,358

Income from operations	46,152	40,971	89,612	74,809
Investment and other income:
Interest income and other	801	581	1,211	921
Nonqualified deferred compensation investment gain (loss)	249	(229)	183	(241)

Investment and other income	1,050	352	1,394	680

Income before provision for income taxes	47,202	41,323	91,006	75,489
Provision for income taxes	18,251	16,117	35,219	29,441

Net income	$28,951	$25,206	$55,787	$46,048

Net income per share (basic)	$0.34	$0.30	$0.66	$0.55
Net income per share (diluted)	$0.34	$0.29	$0.65	$0.54
Weighted average shares outstanding (basic)	84,391	84,339	84,362	84,307
Weighted average shares outstanding (diluted)	86,126	85,980	85,875	85,825

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C.H. Robinson Worldwide, Inc.

July 22, 2003

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$168,223	$132,999
Available-for-sale securities	45,516	45,227
Receivables	415,742	391,670
Other current assets	20,570	18,676

Total current assets	650,051	588,572
Net property and equipment	24,589	26,476
Intangible and other assets	163,443	162,103

	$838,083	$777,151

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable	$296,451	$275,157
Accrued compensation	35,936	39,533
Other accrued expenses	26,331	28,784

Total current liabilities	358,718	343,474
Long term liabilities:
Deferred tax liability	9,517	6,280
Nonqualified deferred compensation obligation	2,371	1,567

Total long term liabilities	11,888	7,847

Total liabilities	370,606	351,321
Total stockholders’ investment	467,477	425,830

	$838,083	$777,151

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C.H. Robinson Worldwide, Inc.

July 22, 2003

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except operational data)

	Six months ended June 30,
	2003	2002
Operating activities:
Net income	$55,787	$46,048
Depreciation and amortization	5,466	7,121
Other non-cash expenses	6,718	6,225
Net changes in operating elements	(13,436)	(17,275)

Net cash provided by operating activities	54,535	42,119
Investing activities:
Net property additions	(2,850)	(4,454)
Cash paid for acquisition	—	(15,716)
Net purchases of investments	(291)	—
Other assets, net	(1,571)	(809)

Net cash used for investing activities	(4,712)	(20,979)
Financing activities:
Net repurchases of common stock	(2,089)	(1,200)
Cash dividends	(13,512)	(10,132)

Net cash used for financing activities	(15,601)	(11,332)
Effect of exchange rates on cash	1,002	(891)

Net increase in cash and cash equivalents	35,224	8,917
Cash and cash equivalents, beginning of period	132,999	115,741

Cash and cash equivalents, end of period	$168,223	$124,658

	As of June 30,
	2003	2002
Operational Data:
Employees	3,989	3,768
Branches	150	146

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